Exhibit 3.1

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

Instructions - Certificate of Change Pursuant to NRS 78.209

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Important: Read all instructions carefully before completing form. Do not use this form for a stock split pursuant to NRS 78.2055.
Type or printyour information clearly. Submit your filing with the Customer Order Instruction Form and payment.

1. Entity Information Enter the following information:

- The legal name of the organization as it appears on file in state records.
- Your Entity or Nevada Business ID Number (NVID). You can find it online at www.nvsos.gov or on past documents.

2. Authorized Shares Before the Change Provide the number of authorized shares of each class or series (and the designation (if any) and par value (if any) of each class or series) that the corporation is authorized to issue before the change.

3. Authorized Shares After the Change Provide the number of authorized shares of each class or series (and the designation (if any) and par value (if any) of each class or series) that the corporation will be authorized to issue after the change becomes effective.

4. Statement re Issued and Outstanding Shares After the Change This section certifies that there has been a corresponding and proportional (that is, the same ratio) increase or decrease in the number of issued and outstanding shares of the same class or series of shares that are changed in section 3. Outstanding shares are shares that are held by all stockholders (do not include any shares owned by the corporation or its majority-owned subsidiaries).

5. Provisions re Fractional Shares If the change may result in fractional shares, check the box to indicate how they will be handled:

- You will issue fractional shares.
- You will pay cash instead of issuing fractional shares.
- You will issue a certificate (scrip) instead of issuing fractional shares.
- You will round up each fractional share to the nearest whole share (rounding down is not permitted).

6. Statement re Stockholder Approval If the change requires stockholder approval, this section certifies that the required approval has been obtained.

7. Effective Date and Time (Optional) You may select a delayed effective filing date and time, not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective datebut the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.

8. Signature Include the officer's title, printed name, and date of signing.

Include your payment for this filing. The standard filing fee is $175.00. If there is an increase in the total number of authorized shares and/or the par value, the fee is calculated by the difference between:

- The formation fee for the new total number of authorized shares multiplied by the par value, and
- The formation fee for the original total number of authorized shares and the par value before the change.

However, the minimum fee is always $175.00, even if the difference is less. Call our office at 775-684-5708 for help calculating your filing fee.

You can file online at www.nvsos.gov. Filing online may reduce processing time and help ensure your submission is not delayed.

If you are not filing online, submit your form and payment by mail or in person, and make your check payable to "Nevada Secretary of State."

Mailing address:

Carson City
401 North Carson Street
Carson City, NV 89701-4201

Downtown Las Vegas
70 E. Bonneville Ave., Suite 100
Las Vegas, NV 89101

S. Las Vegas
1 State of Nevada Way
Las Vegas, NV 89119

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Brightline Interactive, Inc. Entity or Nevada Business Identification Number (NVID): NV20161352577
2. Authorized Shares Before the Change:	For each class or series affected by the change: Provide the number of authorized shares of such class or series that the corporation is currently authorized to issue before the change becomes effective, pursuant to NRS 78.207. For each affected class or series of shares, also include the class or series designation (if any), and the par value (if any) of such class or series of shares. 300,000,000 shares of common stock, par value $0.001 per share 20,000,000 shares of preferred stock, par value $0.001 per share
3. Authorized Shares After Change:	For each class or series affected by the change: Provide the number of authorized shares of such class or series that the corporation will be authorized to issue after the change becomes effective, pursuant to NRS 78.207. For each affected class or series of shares, also include the class or series designation (if any), and the par value (if any) of such class or series of shares. 37,500,000 shares of common stock, par value $0.001 per share 20,000,000 shares of preferred stock, par value $0.001 per share

You may attach extra pages if needed.
You must include the filing fee with this form. See the instructions.

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate of Change Pursuant to NRS 78.209

4. Statement re Issued and Outstanding Shares After the Change:	By signing the form below, you certify that the number of issued and outstanding shares of each class or series affected by the change, and held by each stockholder of record at the effective date and time of the change, will be correspondingly and proportionally increased or decreased at the effective date and time of the change, pursuant to NRS 78.207(1).
5. Provisions for Fractional Shares:	If this change would result in the issuance of fractional shares, check the appropriate box to indicate how fractional shares will be handled (check only ONE below): ☐ The corporation will issue fractional shares. ☐ The corporation will pay money rather than issue any fractional shares. ☐ The corporation will issue a certificate (scrip) rather than issue a fraction of a share. ☑ The corporation will round up all fractional shares.
6. Statement re Stockholder Approval:	By signing the form below, you certify that if approval of the change by the stockholders is required by NRS 78.207(2) or (3), such stockholder approval has been obtained.
7. Effective date and time: (Optional)	Date: 09/27/2026 Time: 9:01 PM PT Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
8. Signature (Required)	I confirm that, to the best of my knowledge, the information in this document is true. I understand that it is a felony under Nevada law (NRS 239.330) to knowingly submit false or fake documents to the Secretary of State. Tyler — Print First Name Gates — Print Last Name X /s/ Tyler Gates — Signature of Officer President & CEO — Title 09/21/2026 — Date

You may attach extra pages if needed.
You must include the filing fee with this form. See the instructions.